Exhibit 10.1

DEVRY EDUCATION GROUP INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 24, 2016 (the “Effective Date”), by and between DeVry Education Group Inc. (“DeVry Group”), and Lisa W. Wardell (the “Executive”).  DeVry Group and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.            Employment Period.  DeVry Group will employ the Executive, and the Executive hereby accepts employment with DeVry Group, upon the terms and subject to the conditions set forth in this Agreement.  The Executive’s employment under this Agreement shall begin on the Effective Date and shall continue thereafter until the first to occur of the events described in Section 7(a) (the “Employment Period”).

2.            Position and Duties.

(a)            Title; Responsibilities.  Beginning on the Effective Date, the Executive will serve as President and Chief Executive Officer of DeVry Group and will have the normal duties, responsibilities and authority of those positions, subject to the power of the Board to expand the Executive’s authority; provided, however, at all times, the Executive’s duties, responsibilities and authority shall be at least commensurate with such duties, responsibilities and authority held by executives in comparable positions in corporations of similar size and scope to DeVry Group in DeVry Group’s industry.  The Executive shall report exclusively to the Board.  In this trusted, executive position, the Executive will be given access to DeVry Group’s Confidential Information and the Executive shall have full discretion to use such Confidential information in furtherance of the Executive’s responsibilities. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder, including DeVry Group’s Code of Business Conduct and Ethics.

(b)            Board Membership.  Throughout the Employment Period, DeVry Group will nominate the Executive to serve as a director on the Board.

3.            Compensation.

(a)            Base Salary.  The Executive’s Base Salary shall initially be at the rate of $895,000 per annum.  The Executive’s Base Salary will be paid in substantially equal bi-weekly installments.  The Base Salary will be reviewed annually by the Compensation Committee and upon such review the Base Salary may be increased by the Compensation Committee (subject to any applicable law or exchange listing requirement); provided, however, the Base Salary, including as subsequently adjusted upwards, may not be decreased except in the case of exigent conditions in which the Executive agrees to an across-the-board equal percentage reduction in base salaries of DeVry Group’s named executive officers. All amounts payable to the Executive under this Agreement, will be subject to required withholding by DeVry Group.

(b)            Equity Awards.

(i)            The Executive shall be eligible for annual equity awards, as determined by the Board or the Compensation Committee as necessary and appropriate to comply with DeVry Group policy, applicable law, or exchange listing requirements, under DeVry Group’s equity award plan(s) covering executive officers of DeVry Group, as in effect from time to time.

(ii)            Without limiting the foregoing, in connection with the Executive commencing employment with DeVry Group, and subject to the approval of the Compensation Committee, the Executive shall receive as promptly as practicable after the Effective Date, an equity compensation award under DeVry Group’s Second Amended and Restated Incentive Plan of 2013 (the “2013 Equity Plan”) equal in aggregate grant date fair value (determined in accordance with DeVry Group’s customary practices) to $3,700,000 (the “Sign-On Equity Award”).  The Sign-On Equity Award shall be subject to such terms and conditions (including the types of awards comprising the Sign-On Equity Award) as may be approved by the Compensation Committee and set forth in the documents evidencing the Sign-On Equity Award, as well as the terms of the 2013 Equity Plan.

(iii)            Notwithstanding the Sign-On Equity Award, the Executive shall be eligible to receive equity compensation awards from DeVry Group with respect to its 2017 fiscal year grant cycle on the same basis as other executive officers of DeVry Group.

(c)            Management Incentive. For each fiscal year during the Employment Period beginning with the 2016 fiscal year, the Executive will be eligible to receive an annual MIP Target payment under DeVry Group’s annual Management Incentive Plan (“MIP”) as in effect from time to time, upon the achievement of specific DeVry Group-wide and personal performance goals that will be determined each fiscal year by the Compensation Committee as necessary and appropriate to comply with DeVry Group policy; provided, however, the MIP Award may be based on a higher or lower percentage of the MIP Target for performance which is in excess of target goals or below target goals, respectively.  Any MIP Award due and owing hereunder with respect to any fiscal year shall be paid no later than the fifteenth day of the third month following the end of DeVry Group’s fiscal year in which the MIP Award was earned.  In lieu of the foregoing but otherwise subject to the terms of the MIP, with respect to the 2016 fiscal year, the Executive shall be eligible to receive an amount equal to the full MIP Target multiplied by a fraction, the numerator of which is the number of calendar days during which the Executive is employed by DeVry Group during its 2016 fiscal year, and the denominator of which is 365, payable at the same time as any MIP Award would be paid.

4.            Vacation.  The Executive will be entitled to the number of weeks of vacation each fiscal year equal to that of other executive officers of DeVry Group.

5.            Benefits.  The Executive shall be eligible to participate in such health and welfare benefit plans (including the Executive’s eligible dependents) and any qualified and non-qualified retirement plans of DeVry Group as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations.  Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan’s document.  The Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executive officers of DeVry Group, as in effect from time to time.  DeVry Group, however, shall have the right, in its sole discretion, to modify, amend or terminate such benefit plans and perquisite programs at any time.  DeVry Group will reimburse the Executive for all reasonable business expenses incurred by the Executive in the course of performing the Executive’s duties and responsibilities under this Agreement which are consistent with DeVry Group’s policies and procedures in effect from time to time.

6.            Relocation Expenses. DeVry Group will pay for, and reimburse, all expenses reasonably incurred by the Executive in relocating the Executive and the Executive’s family to a suitable and appropriate residence within commuting distance of the headquarters of DeVry Group. Such expenses shall include a one-year temporary housing allowance, reimbursement of broker commissions involved in the disposition of the Executive’s current residence, air travel to and from the current residence and DeVry Group’s headquarters until the Executive’s family permanently relocates, packing and moving expenses, insurance, and other reasonable and customary costs of relocation.

7.            Termination.

(a)            When Does Termination Occur.  The Executive’s employment with DeVry Group and the Employment Period will end on the earlier of (i) the Executive’s death or Permanent Disability, (ii) the Executive’s resignation at any time with or without Good Reason, or (iii) termination by DeVry Group at any time with or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by DeVry Group or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if the Executive’s employment with DeVry Group is terminated during the Employment Period by DeVry Group without Cause or by the Executive without Good Reason, the terminating Party must give the other Party at least 30 days prior written notice.  For the avoidance of doubt, the Executive’s voluntary retirement from DeVry Group shall be deemed a resignation by the Executive without Good Reason.

(b)            Termination Due to Death or Permanent Disability, by DeVry Group With Cause or By the Executive Without Good Reason.  If the Employment Period is terminated pursuant to Section 7(a)(i) above or by DeVry Group with Cause, or if the Executive resigns without Good Reason, then the Executive will only be entitled to receive the Accrued Benefits payable no later than 30 days following the Executive’s Termination Date. The Executive will not be entitled to any other Base Salary, severance, compensation or benefits from DeVry Group thereafter, other than those previously earned under any of DeVry Group’s retirement plans or expressly required under applicable law.  Within ten days following notice of termination with Cause, the Executive may request of the Board an opportunity to cure the Cause event, which request shall be determined by the Board in the Board’s sole discretion.

(c)            Termination by DeVry Group Without Cause or By the Executive With Good Reason.  If:

(i)            the Executive’s employment with DeVry Group is terminated during the Employment Period (A) by DeVry Group without Cause or (B) by the Executive with Good Reason; and

(ii)            the Executive executes a release (which shall be promptly proffered by DeVry Group following such termination of employment and which shall not include additional or lengthier post-employment restrictions (as compared to those set forth in this Agreement), and which shall not release or diminish the Executive’s rights to indemnification, a “Release”) and such Release is not timely revoked by the Executive and becomes legally effective within 60 days following the Termination Date; and

(iii)            the Executive is in compliance with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

(A)            Accrued Benefits.  the Accrued Benefits payable no later than 30 days following the Executive’s Termination Date; and

(B)            Base Salary Severance.  payment of an amount equal to one times the Executive’s Base Salary (at the rate then in effect), which shall be payable in a lump sum on the 60th day following the Termination Date.

(C)            MIP Award.  payment of a pro-rated MIP Award for the fiscal year in which the termination of employment occurs based upon actual achievement of the relevant performance targets for the entire fiscal year, which MIP Award shall be payable in a lump sum at the time all other awards under the MIP for such fiscal year are paid to the other DeVry Group senior executives;

(d)            No Offset or Mitigation.  DeVry Group will have no right of offset, nor will the Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by DeVry Group to the Executive.

8.            Change in Control.

(a)            Obligations of DeVry Group upon Executive’s Termination with Good Reason or DeVry Group’s Termination of Executive Without Cause During Change in Control Period.  If:

(i)            during the Change in Control Period, DeVry Group terminates the Executive’s employment without Cause (other than for death or Permanent Disability) or the Executive terminates employment for Good Reason, and

(ii)            the Executive executes the Release and such Release is not timely revoked by the Executive and becomes legally effective within 60 days following the Termination Date; and

(iii)            the Executive is in compliance with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

(A)            Accrued Benefits.  the Accrued Benefits payable no later than 30 days following the Executive’s Termination Date;

(B)            Base Salary and MIP Award.  payment of an amount equal to (I) two times the Executive’s Base Salary (at the rate then in effect) plus (II) the average of the Executive’s MIP Awards for the previous two fiscal years (or, if the termination of employment occurs during the first two fiscal years in which the Executive is employed by DeVry Group, the MIP Target).  Such amounts shall be payable in a lump sum on the 60th day following the Termination Date; and

(C)            Stock Options.  notwithstanding anything to the contrary in the applicable equity award agreements (but otherwise subject to such agreements), full vesting as of the Termination Date of any outstanding stock options granted to the Executive by DeVry Group.

(b)            Obligations of DeVry Group upon Executive’s Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Change in Control Period, DeVry Group shall provide the Executive’s estate or beneficiaries with the Accrued Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Benefits shall be paid to the Executive’s estate or beneficiary, as applicable, within 30 days following the Termination Date.

(c)            Obligations of DeVry Group upon Executive’s Permanent Disability.  If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Change in Control Period, DeVry Group shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Benefits shall be paid to the Executive within 30 days following the Termination Date.

(d)            Obligations of DeVry Group upon Executive’s Termination Without Good Reason or DeVry Group’s Termination of Executive With Cause During Change in Control Period.  If the Executive’s employment is terminated for Cause during the Change in Control Period or the Executive resigns during the Change in Control Period without Good Reason, DeVry Group shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement.  In such case, all Accrued Benefits shall be paid to the Executive within 30 days following the Termination Date.  For avoidance of doubt, expiration of the Agreement during the Change in Control Period by action of the Executive in accordance with Section 1 shall be deemed a resignation by the Executive without Good Reason.

9.            Confidential Information.

(a)            The Executive recognizes and acknowledges that the continued success of DeVry Group and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to the entire universe of DeVry Group’s Confidential Information (as defined below in Section 9(b)), as well as certain confidential information of other Persons with which DeVry Group and its Affiliates do business, and that such information constitutes valuable, special and unique property of DeVry Group, its Affiliates and such other Persons.

(b)            Confidential Information.  For purposes of this Agreement, DeVry Group’s “Confidential Information” shall include DeVry Group and its Affiliates’ trade secrets as defined under Delaware law, as well as any other information or material which is not generally known to the public, and which: (a) is generated, collected by or utilized in the operations of DeVry Group or its Affiliates’ business and relates to the actual or anticipated business, research or development of DeVry Group, its Affiliates or DeVry Group and its Affiliates’ actual or prospective Customers; or (b) is suggested by or results from any task assigned to the Executive by DeVry Group or its Affiliates, or work performed by the Executive for or on behalf of DeVry Group or its Affiliates.  Confidential Information shall not be considered generally known to the public if the Executive or others improperly reveal such information to the public without DeVry Group or its Affiliates’ express written consent and in violation of an obligation of confidentiality owed to DeVry Group or its Affiliates.  Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by DeVry Group concerning the business or affairs of DeVry Group or its Affiliates, including information concerning acquisition opportunities in or reasonably related to DeVry Group or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of DeVry Group or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.

(c)            The Executive agrees to use DeVry Group’s Confidential Information only as necessary and only in connection with the performance of the Executive’s duties hereunder.  The Executive shall not, without the prior written permission of a member of the Board or of DeVry Group’s General Counsel, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of DeVry Group or its Affiliates, any of DeVry Group’s Confidential Information, as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to DeVry Group’s Confidential Information, including any obligations the Executive may owe under any applicable trade secrets statutes or similar state or federal statutes.  This Agreement shall not prevent the Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Executive from divulging DeVry Group’s Confidential Information by order of court or agency of competent jurisdiction.  However, the Executive shall promptly inform DeVry Group of any such situations and shall take such reasonable steps to prevent disclosure of DeVry Group’s Confidential Information until DeVry Group or its relevant Affiliates have been informed of such requested disclosure and DeVry Group has had an opportunity to respond to the court or agency.

(d)            The Executive understands that DeVry Group and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty of DeVry Group or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 9, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of DeVry Group and its Affiliates who need to know such information in connection with their work for DeVry Group or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by a member of the Board or DeVry Group’s General Counsel.

(e)            During the Employment Period, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of DeVry Group or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity.  The Executive will use in the performance of the Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by DeVry Group or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.

10.            Return of DeVry Group Property.  The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of DeVry Group or its Affiliates, whether confidential or not, are the property of DeVry Group and its Affiliates.  The Executive will immediately deliver to DeVry Group at the termination or expiration of the Employment Period, or at any other time the Board may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to DeVry Group or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of DeVry Group or its Affiliates, which the Executive may then possess or have under the Executive’s control.  The Executive will take any and all actions reasonably deemed necessary or appropriate by DeVry Group or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information.  The Executive will notify DeVry Group and the appropriate Affiliates promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

11.            Intellectual Property Rights.  The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to DeVry Group or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by DeVry Group or an Affiliate (collectively, the “Work Product”) belong to DeVry Group.  The Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that DeVry Group is the copyright owner of the Creation.  To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, the Executive hereby irrevocably assigns to DeVry Group all right, title and interest in such Creation.  All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to DeVry Group pursuant to this Agreement.  The Executive will promptly disclose and deliver such Work Product to DeVry Group and, at DeVry Group’s expense, perform all actions reasonably requested by DeVry Group (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).  All Work Product made within six months after termination of the Executive’s employment with DeVry Group will be presumed to have been conceived during the Executive’s employment with DeVry Group, unless the Executive can prove conclusively that it was created after such termination.

12.            Non-Compete, Non-Solicitation.

(a)            In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of the Executive’s employment with DeVry Group, the Executive has, and will continue to, become familiar with DeVry Group’s Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning DeVry Group, its Affiliates, and their customers and suppliers and that the Executive’s services have been and will be of special, unique and extraordinary value to DeVry Group and its Affiliates.  The Executive agrees that, during the Employment Period and continuing for 12 months thereafter (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere in the Restricted Area:

(i)            own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of DeVry Group or its Affiliates, in which the Executive would hold a position with responsibilities that are entirely or substantially similar to any position the Executive held during the last 12 months of the Executive’s employment with DeVry Group or in which the Executive would have responsibility for and access to confidential information that is similar to or relevant to that which the Executive had access to during the last 12 months of the Executive’s employment with DeVry Group; or

(ii)            provide services to any person or entity that engages in any business that is similar to, or competitive with DeVry Group or its Affiliates’ Business if doing so would require the Executive to use or disclose DeVry Group’s Confidential Information.

Nothing herein will prohibit the Executive from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)            During the Restricted Period, the Executive will not, directly or indirectly, in any manner: (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain any Person who is or was an employee of or consultant to DeVry Group or its Affiliates within the 12 month period immediately preceding the termination of the Executive’s employment, or (ii) induce or attempt to induce any person who is or was an employee of, or consultant to, DeVry Group or its Affiliates within the 12 month period immediately preceding the termination of the Executive’s employment, to leave the employ of DeVry Group or the relevant Affiliates, or in any way interfere with the relationship between DeVry Group, its Affiliates and any of their employees or consultants; provided, however that the Executive may hire former employees and consultants to DeVry Group and its Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by DeVry Group or its Affiliates for a period of at least 12 months.

(c)            During the Restricted Period, the Executive will not, directly or indirectly: (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to, or competitive with, the services or products sold by DeVry Group or its Affiliates as of the date of the termination of the Executive’s employment, or (ii) in any way interfere with the relationship between DeVry Group, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of DeVry Group or its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding DeVry Group, its Affiliates or any of their operations, officers, directors or investors).  This non-solicitation provision applies to those Customers, suppliers, licensees or other business relationships of DeVry Group with whom the Executive: (1) has had contact or has solicited at any time in the 12 month period of time preceding the termination of the Executive’s employment; (2) has supervised the services of any of DeVry Group’s or Affiliates’ employees who have had any contact with or have solicited at any time during the 12 month period of time preceding the termination of the Executive’s employment; or (3) has had access to any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the 12 month period of time preceding the termination of the Executive’s employment.

(d)            The Executive acknowledges and agrees that the restrictions contained in this Section 12 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of DeVry Group and its Affiliates.  In particular, the Executive agrees and acknowledges that DeVry Group is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that the Executive’s duties and responsibilities for DeVry Group and its Affiliates are co-extensive with the entire scope of DeVry Group’s Business, that DeVry Group has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value.  However, if, at the time of enforcement of this Section 12, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of DeVry Group and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.  The existence of any claim or cause of action by the Executive against DeVry Group, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by DeVry Group of the provisions of Sections 9, 10, 11, or this Section 12, which Sections will be enforceable notwithstanding the existence of any breach by DeVry Group.  Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against DeVry Group.  The Executive consents to DeVry Group notifying any future employer of the Executive of the Executive’s obligations under Sections 9, 10, 11, and this Section 12 of this Agreement.

(e)            In the event of the breach or a threatened breach by the Executive of any of the provisions of Sections 9, 10, 11, or this Section 12, DeVry Group, in addition and supplementary to any other rights and remedies existing in its favor, will be entitled to seek specific performance or injunctive or other equitable relief (in the form of a temporary restraining order, preliminary injunction and permanent injunction) from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof.

(f)            Upon the Executive’s written request, the Board may, in the Board’s sole discretion, permit the Executive to engage in certain work or activity that is otherwise prohibited by this Agreement, if and only if the Executive first provides the Board with written evidence satisfactory to the Board, including assurances from any new employer of the Executive, that the contribution of the Executive’s knowledge to that work or activity will not cause the Executive to disclose, base judgment upon, or use DeVry Group’s trade secrets or other Confidential Information.  The Executive shall not engage in such work or activity unless and until the Executive receives written consent from the Board.

(g)            Neither the Board’s consent under Section 12 (f) nor DeVry Group’s failure to seek enforcement of any restrictive covenant under this Agreement shall be deemed a consent or waiver by DeVry Group of any subsequent breach of this Agreement by the Executive and DeVry Group shall have the right to seek enforcement of this Agreement against the Executive for any breach not specifically consented to in writing by the Board or DeVry Group.

13.            Stock Ownership.  The Executive acknowledges, and agrees to comply with, DeVry Group’s executive stock ownership guidelines as they exist from time to time.

14.            Executive’s Representations.  The Executive hereby warrants and represents to DeVry Group that the Executive is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by the Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder.

15.            Compliance with Code Section 409A.

(a)            The Parties intend that any amounts payable under this Agreement, and DeVry Group’s and the Executive’s exercise of authority hereunder, either comply with or are exempt from the provisions of Code Section 409A so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

(b)            Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to policies adopted by the Company) at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s separation from service and (ii) the Executive’s death.

(c)            To the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Code Section 409A (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (iv) in no event shall DeVry Group’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or, if longer, through the 6th anniversary of the Effective Date).

(d)            Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Code Section 409A.

(e)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A), and notwithstanding anything contained herein the contrary, the date on which such separation from service takes place shall be the termination date.

16.            Survival.  Any provisions which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Employment Period.

17.            Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Lisa W. Wardell
 At such home address which is currently on record with DeVry Group

With a copy (which shall not constitute Notice to the Executive) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
Attn: Steven Eckhaus, Esq.
steven.eckhaus@cwt.com

Notices to DeVry Group:

DeVry Education Group Inc.
Attn: General Counsel
3005 Highland Parkway
 Downers Grove, IL 60515-5799

with copies to (which will not constitute notice to DeVry Group):

Timothy P. FitzSimons
Jones Day
77 West Wacker, Suite 3500
 Chicago, Illinois 60601

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

18.            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19.            Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

20.            Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

21.            No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

22.            Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, DeVry Group and their respective heirs, successors and assigns.  The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the prior written consent of DeVry Group.  DeVry Group may not assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, with the sole exception being a sale to any Person that acquires all or substantially all of DeVry Group whether stock or assets, in which case such consent of the Executive is not necessary.

23.            Choice of Law; Exclusive Venue.  THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  SUBJECT TO SECTION 25 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 9, 10, 11, OR 12 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”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

24.            Dispute Resolution.  Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with DeVry Group or termination thereof, other than those disputes relating to the Executive’s alleged violations of Sections 9 (Confidential Information), 10 (return of property), 11 (intellectual property) and 12 (covenants of noncompete and nonsolicitation) of this Agreement, shall be referred for binding arbitration in Chicago, Illinois to a neutral arbitrator (who is licensed to practice law in any State within the United States of America) selected by the Executive and DeVry Group and this shall be the exclusive and sole means for resolving such dispute.  Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 24 does not apply to any action by either party under Sections 9, 10, 11, and 12 of this Agreement and does not in any way restrict either Party’s rights under Section 23 of this Agreement.

25.            Mutual Waiver of Jury Trial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

26.            Indemnification.  In addition to any rights to indemnification to which the Executive is entitled under DeVry Group’s charter and by-laws, to the extent permitted by applicable law, DeVry Group will indemnify, from the assets of DeVry Group supplemented by insurance in an amount determined by DeVry Group, the Executive at all times, during and after the Employment Period, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by DeVry Group as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of DeVry Group directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of DeVry Group or any subsidiary or Affiliate of DeVry Group of the Executive as an officer, director or employee of DeVry Group or of any subsidiary or Affiliate of DeVry Group.  DeVry Group shall use its best efforts to maintain during the Employment Period and thereafter insurance coverage sufficient in the determination of the Board to satisfy any indemnification obligation of DeVry Group arising under this Section 26.

27.            Nondisparagement.

(a)            The Executive agrees that both during the Employment Period and thereafter, the Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of DeVry Group or any of its affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of DeVry Group, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein shall prevent the Executive from providing any information that may be compelled by law.

(b)            DeVry Group agrees that both during the Employment Period and thereafter, the Compensation Committee and Board shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Executive, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Executive; provided, however, nothing herein shall prevent the DeVry Group from providing any information that may be compelled by law.

28.            Assistance in Proceedings.  During the Employment Period and thereafter, the Executive will cooperate with DeVry Group in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by DeVry Group (including, without limitation, the Executive being available to DeVry Group upon reasonable notice for interviews and factual investigations, appearing at DeVry Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to DeVry Group all pertinent information and turning over to DeVry Group all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  In the event DeVry Group requires the Executive’s cooperation in accordance with this Section 28, DeVry Group will pay the Executive a reasonable per diem as determined by the Board and reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

29.            Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of DeVry Group and the Executive or pursuant to Section 18, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

DEVRY EDUCATION GROUP INC.

By:
Printed:	Christopher B. Begley
Title:	Chairman of the Board of Directors

EXECUTIVE

Printed:	Lisa W. Wardell

Date:

APPENDIX I

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) except in the event of a termination by DeVry Group with Cause, the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved by the Board) but as yet unpaid, annual cash incentive or other incentive awards for any fiscal year prior to the fiscal year during which the Executive’s Termination Date occurs; (c) a payment representing the Executive’s accrued but unused vacation; and (d) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under DeVry Group’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which the Executive is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with DeVry Group, including, but not limited to, DeVry Group’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Base Salary” means the amount specified in Section 3(a) of the Agreement, as adjusted from time to time.

“Board” means the Board of Directors of DeVry Education Group Inc.

“Business” means (a) the provision of educational services to individuals at the secondary through post-secondary levels of education and/or training services to individuals seeking professional certifications or professional education by (i) a market funded institution offering degree and non-degree programs (ii) at classroom locations in multiple states and/or through an online curriculum delivery mechanism, and (b) any other business directly engaged in by DeVry Group and its Affiliates during the Employment Period.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed by the Board, (iii) the Executive’s gross negligence or willful misconduct with respect to the performance of the Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, DeVry Group, or (v) any other material breach of this Agreement or any other agreement between the Executive and DeVry Group.

“Change in Control” means such term as defined in the DeVry Education Group Inc. Second Amended and Restated Incentive Plan of 2013.

“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the 12 month anniversary of such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Business Conduct and Ethics” means such code as maintained by DeVry Education Group Inc., as amended from time to time.

“Compensation Committee” means that committee of the Board which shall have authority over the compensation (cash and non-cash) of certain aspects of DeVry Group, including, but not limited to, all officers and executives of DeVry Group, including the Executive, and all option grants for any employee, executive, officer, director or consultant of DeVry Group.

“Copyright Act” means the United States Copyright Act of 1976, as amended.

“Customer” means any Person:

(a)            who purchased products or services from DeVry Group or any of its Affiliates during the 12 month period prior to the date of termination of the Executive’s employment; or

(b)            to whom DeVry Group or any of its Affiliates solicited the sale of its products or services during the 12 month period prior to the date of termination of the Executive’s employment.

“Good Reason” means, without the Executive’s consent, (i) material diminution in title, duties, responsibilities or authority; (ii) reduction of Base Salary, MIP Target or employee benefits except for across-the-board changes for executive officers of DeVry Group; (iii) exclusion from executive benefit/compensation plans; (iv) a change in reporting such that the Executive is no longer reporting exclusively to the Board; (v) material breach of the Agreement that DeVry Group has not cured within 30 days after the Executive has provided DeVry Group notice of the material breach which shall be given within 60 days of the Executive’s knowledge of the occurrence of the material breach; or (v) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Executive.

“MIP Award” means the amount actually awarded the Executive under DeVry Group’s annual Management Incentive Plan, as in effect from time to time, upon the achievement of specific DeVry Group-wide and personal performance goals of the Executive that will be determined each fiscal year by the Compensation Committee as necessary and appropriate to comply with DeVry Group policy.

“MIP Target” means 105% of the Executive’s Base Salary.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Executive from substantially performing the Executive’s duties hereunder for the greater of: (a) the eligibility waiting period under the DeVry Group long term disability program in which he/she participates, if any, (b) an aggregate of six months in any 12 month period, or (c) a period of three consecutive months.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.
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“Release” means the waiver and release agreement generally used by DeVry Group for executives, as amended from time to time.

“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which DeVry Group and its Affiliates is engaged in Business.

“Termination Date” means the last day of the Executive’s employment with DeVry Group.

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